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                                                                   EXHIBIT 10.58

                        SEVERANCE AND SERVICES AGREEMENT

                  THIS AGREEMENT is made and entered into as of February 4, 2003, by and between Michael J. Berthelot ("Director") and TransTechnology Corporation, a Delaware corporation (the "Company").

                              W I T N E S S E T H :

                  WHEREAS, The Company and Director believe it is in their best interests that the Director relinquishes the positions of President and Chief Executive Officer of the Company currently held by the Director; and,

                  WHEREAS, the Company and the Director are parties to an Executive Severance Agreement (the "Severance Agreement") originally dated January 13, 1999 and as amended from time to time; and,

                  WHEREAS, the Director and the Company deem it to be in their respective best interests to enter into an agreement providing for the Director's services to the Company pursuant to the terms herein stated;

                  NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

                  1. Effective Date. This Agreement shall be effective as of January 16, 2003.

                  2.       Services and Duties.

                           (a)      The Company hereby agrees to continue
Director in the position of Chairman of the Board of Directors currently occupied by the Director and Director hereby agrees to provide his services as the non-executive Chairman of the Board of Directors of the Company for such term as the Board of Directors (the "Board"), in its sole discretion, may request, with such customary responsibilities, duties and authority commensurate with such position including, without limitation, the duties and authority comprehended by the By-laws of the Company, attendance at all meetings of the Board or of any Committee of the Board of which Director is a member, and such other duties and responsibilities as the Board may assign to the Director. During the term of this Agreement, the Company shall propose Director for re-election to the Board and the Company shall use its best efforts in compliance with applicable law to cause the Director to be elected to the Board and to serve as Chairman of the Board.

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                           (b)      Director shall use his best efforts during
the term of this Agreement to protect, encourage, and promote the interests of the Company.

                  3.       Compensation.

                           (a)      Director Fees. During the period for which
the Director serves as Chairman, the Company shall pay to Director fees at an annual rate of $50,000 to be paid quarterly on the first day of each quarter of the Company's fiscal year. In the event that the Severance Date, as defined in
Section 3(b), is a day other than the first day of the quarter, the Director shall be paid on the Severance Date the pro rata amount of the Director fees due for the balance of the quarter. Director's fees and consulting fees described in
Section 3(a) or 5, as the case may be, shall be collectively referred to herein as the "Fees."

                           (b)      Lump-Sum Payments. In addition to the Fees,
Director shall, at the time of his termination of employment as President and Chief Executive Officer of the Company, which shall occur on the first business day following the completion of the sale of Norco, Inc. (the "Severance Date"), receive the following lump-sum cash payments, determined in accordance with the Severance Agreement:

                                    (i)      An amount equal to all accrued
vacation and sick pay earned by Director as of the Severance Date (estimated at $143,189);

                                    (ii)     An amount equal to the compensated
sabbatical that has been earned by Director in the amount of $55,625;

                                    (iii)    An amount equal to the Director's
Fiscal Year 2003 bonus at target of $222,500;

                                    (iv)     Severance of $1,335,000, which has
been computed in accordance with the terms of the Severance Agreement; and

                                    (v)      The reasonable and documented costs
of legal counsel and/or other advisors incurred by Director in the review and negotiation of this Agreement.

                  4.       Benefits. During the term of the Agreement:

                           (a)      Company shall provide Director with fully
paid medical and dental insurance covering Director and his dependents for the term of his service as Chairman, but in any event for not less than two years from the Severance Date. If such benefits cannot be provided under the Company's applicable benefits plans and programs, the Company shall provide Director with substantially comparable benefits on an individual basis such that his after-tax costs for such benefits shall be no greater than the costs for such benefits under the Company's applicable plans and programs. In addition, Director shall be entitled to receive such other fringe benefits as may be granted to other Board members from time to time.

                           (b)      401(k) Plan Substitution Payment. As of
March 31, 2003, the Company shall pay to Director a cash lump-sum bonus in an amount equal to the excess of (A) the amount, if any, that the Company would have contributed to Director's 401(k) plan account

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in the form of employer matching and/or profit sharing contributions with respect to fiscal year 2003 had Director remained an employee of the Company through the last day of fiscal year 2003 over (B) the amount of any such employer matching or profit sharing contributions actually contributed to Director's 401(k) plan account with respect to fiscal year 2003.

                           (c)      The Company shall reimburse Director for
reasonable business expenses incurred in performing Director's duties hereunder. Such reimbursement shall be made in accordance with the Company's customary business expense reimbursement policies and procedures and shall be consistent with the reimbursement policies and procedures applicable to other comparable directors of the Company and its affiliated companies. The Director's expense reimbursement requests will be approved by the Chair of either of the Incentives and Compensation Committee or the Audit Committee prior to payment.

                  5. Consulting Fees. With respect to the period beginning the Severance Date, in consideration for consulting services beyond his duties as Chairman of the Board which the Director shall provide to the Company regarding outstanding matters with respect to the corporate restructuring and divestitures, including without limitation matters pertaining to debt and equity restructuring, the Company shall pay to Director consulting fees at the annual rate of $100,000 per year, such consulting fees to be paid quarterly on the first day of each quarter of the Company's fiscal year. In the event that the Severance Date is a day other than the first day of the quarter, the Director shall be paid on the Severance Date the pro rata amount of the consulting fees due from the Severance Date through the end of the quarter.

                  6. Term. Except as specifically provided herein, and subject to Director's statutory rights as a duly elected member of the Board, this Agreement shall terminate on the date that the Board determines, in its sole discretion, and notifies Director in writing that the services contemplated herein are no longer necessary, but in any event, not later than March 31, 2006.

                  7. Non-Solicitation. The Director agrees that during the term of this Agreement and for two years thereafter, provided that there is no default by Company under this Agreement, he will not directly or indirectly:

                           (a)      Solicit, divert or take away any of the
customers, business or patronage of the Company or its subsidiaries or affiliates; or

                           (b)      Induce or attempt to influence any employee
of the Company or its subsidiaries or affiliates to terminate his or her employment therewith.

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In the event of a breach or threatened breach by the Director of the provisions of this Section 7 the Company, or any duly authorized officer thereof, will be entitled to a temporary restraining order or injunction.

                  8. Taxes. All payments made to Director pursuant to Sections 3 and 5 of this Agreement will be subject to any applicable withholding of federal, state and local income and employment taxes. The Director shall be solely liable with respect to any applicable federal, state and local income and employment taxes relating to any Fees paid hereunder. The Company will issue Director a Form 1099 with respect to Fees paid from the Company to Director under this Agreement.

                  9. Services to the Company. The Company and the Director acknowledge that the continuing services to the Company mandated by this Agreement constitute services to the Company within the meaning of the stock option agreements outstanding between the Company and the Director.

                  10. Miscellaneous. This Agreement shall also be subject to the following:

                           (a)      Director and the Company each represent and
warrant to the other that he or it has the authorization, power and right to deliver, execute, and fully perform his or its obligations under this Agreement in accordance with its terms.

                           (b)      If any provision of this Agreement or any
portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.

                           (c)      This Agreement shall be governed by and
construed in accordance with the internal laws of the State of New Jersey, except to the extent governed by federal law.

                           (d)      The Company will require any successor
(whether by merger, consolidation, spin-off, purchase or otherwise) to all or substantially all of the stock, assets or business of the Company or any subsidiary or parent of the Company to expressly agree to assume this Agreement and to perform all duties and obligations hereunder in the same manner and to the same extent that the Company would have been required to perform had no such succession taken place. Any rights of Director hereunder shall be in addition to any rights Director may otherwise have under benefit plans, agreements, or arrangements of the Company to which he is a party or in which he is a participant, including, but not limited to, any stock option grants.

                           (e)      For the purpose of this Agreement, notices
and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by Federal Express, or other overnight express delivery service, or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the named Director at the address contained in the Company's records concerning Director. All notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company.

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                           (f)      Section headings in this Agreement are
included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

                           (g)      Failure to insist upon strict compliance
with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

                           (h)      This Agreement may be executed in several
counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  11. Resolution of Disputes. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted in New York, New York in accordance with the rules of the American Arbitration Association governing employment disputes as then in effect. The Company and Director hereby agree that the arbitrator will not have the authority to award punitive damages, damages for emotional distress or any other damages that are not contractual in nature. Judgment may be entered on the arbitrator's award in any court having jurisdiction; provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Section 7, and Director consents that such restraining order or injunction may be granted without the necessity of the Company's posting any bond except to the extent otherwise required by applicable law. The fees and expenses of the American Arbitration Association and the arbitrator shall be borne by the Company.

                  12. Entire Agreement. Except as otherwise provided for herein, this Agreement shall constitute the entire agreement between Director and the Company with respect to his services with the Company and shall supersede all prior agreements, understandings and arrangements regarding employment, compensation, severance or other payments contingent upon a termination of employment or services (including without limitation the Severance Agreement, but expressly excluding any agreement for the grant of stock option or the award of restricted stock, all of which agreements expressly survive the execution and delivery of this Agreement). In exchange for the payments and benefits described in this Agreement, Director agrees, on behalf of himself and, to the maximum extent permitted by applicable law, on behalf of his heirs, agents, representatives and assigns, to irrevocably waive and forever release and discharge the Company, its parents, subsidiaries, affiliates, officers, directors, employees, agents, predecessors, successors and assigns from any and all payments and obligations that the Company now has, has ever had or may hereafter have arising under or in connection with the Severance Agreement.

                  13. Indemnification Letter. Notwithstanding any other provision of this Agreement, that certain Indemnification Letter dated January 13, 2000 by and between Director and the Company shall remain in full force and effect.

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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement as of the day and year first above written.

DIRECTOR                            COMPANY

MICHAEL J. BERTHELOT                TRANSTECHNOLOGY CORPORATION

/s/ Michael J. Berthelot            By: /s/ Gerald C. Harvey
-------------------------------         ----------------------------------------

                                    Title: Vice President, Secretary and General
                                           Counsel

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